Exhibit 10.3

AMENDMENT NO. 1 TO

ORTHOFIX INTERNATIONAL N.V.

2012 LONG-TERM INCENTIVE PLAN

WHEREAS, Orthofix International N.V. (the “Company”) has established and maintains the 2012 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company’s Board of Directors desires to amend the Plan, subject to the approval of the Company’s shareholders, to, among other things, increase the number of shares of common stock of the Company reserved and available for issuance pursuant to the Plan by 1,600,000 shares.

NOW, THEREFORE, BE IT RESOLVED, that by virtue and in exercise of the power reserved to the Company’s Board of Directors by Section 5.3 of the Plan, the Plan be and hereby is amended, subject to approval by the Company’s shareholders (this “Amendment”), in the following particulars, to be effective as of the date the Company’s shareholders approve this Amendment:

1.

By substituting the phrase “three million two hundred thousand (3,200,000) shares” for the phrase “one million six hundred thousand (1,600,000) shares” in the first sentence of Section 4.1 of the Plan.

2.	By adding the following new Section 6.4 of the Plan, which shall read as follows:

“6.4Minimum One-Year Vesting Schedule.

With respect to all equity-based Awards with time-based vesting schedules, such Awards shall be subject to a time-based vesting schedule providing for at least one year between the date of grant and the first scheduled vesting date. With respect to all equity-based Awards with vesting schedules based on the achievement of Performance Measures, vesting of any such Award based on the achievement of Performance Measures may not occur on the basis of the achievement of performance metrics less than one year from the date of grant.”

3.	By substituting the phrase “substitution of cash or other securities or Awards” for the phrase “substitution of cash or other securities” in clause (c) of Section 3.4 of the Plan.

4.

By deleting in its entirety the second sentence of clause (c) of Section 4.3 of the Plan (which previously stated: “Shares of Stock tendered or withheld or subject to an Award other than an Option or SAR surrendered in connection with the purchase of shares of Stock or deducted or delivered from payment of an Award other than Option or SAR in connection with the Company’s tax withholding obligations as provided in Section 18.3 shall be available again for issuance under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an award granted under a Prior Plan will again be available for making Awards under the Plan in the same ratio as Awards under Section 4.1.”)

RESOLVED FURTHER, that approval of this amendment by the Company’s shareholders will constitute re-approval by the Company’s shareholders of the performance goals (and related list of includable or excludable items) set forth in Section 14 of the Plan for purposes of satisfying Section 162(m).